CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-215145-01 and 333-155581-01 on Form S-8 of Southwest Gas Holdings, Inc. of our report dated June 29, 2023, appearing in this Annual Report on Form 11-K of the Southwest Gas Corporation Employees’ Investment Plan for the year ended December 31, 2022.

/s/ McConnell & Jones LLP
Houston, Texas
June 29, 2023